Exhibit 3.02
CERTIFICATE OF LIMITED PARTNERSHIP
OF DWR CORNERSTONE FUND
II
            We, the undersigned, desiring to form a limited
partnership under and pursuant to the laws of the State of New
York, do hereby certify that:
            I.	The name of the partnership ("Partnership") is DWR
CORNERSTONE FUND II
            II.	The character of the business of the Partnership
is to trade, buy, sell, or otherwise acquire, hold, or dispose of commodities (including foreign currencies, mortgage-backed securities, money market instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), commodity futures and forward contracts, options on commodities or futures contracts, and any rights
pertaining thereto.
            III.	The location of the principal place of business
of the Partnership is One World Trade Center, the Borough of
Manhattan, City, County, and State of New York.
            IV.	The name and place of residence of each member of
the Partnership are as follows:

General Partner
Demeter Management Corporation    100 West 10th Street
Wilmington, Delaware 19801
    Mailing Address:
One World Trade Center
New York, New York 10048
Limited Partner
Kenneth G. Tropin	427 Pinebrook Boulevard
New Rochelle, New York 10804
           V. The term for which the Partnership is to exist is
as follows:
           Said term shall commence upon the filing in the Office
of the County Clerk of New York County, New York of this
Certificate of Limited Partnership and the effectuation of the first of the weekly publications of a copy of the same or a
notice containing the substance thereof, pursuant to the
provisions of Article 8 of the Limited Partnership Act of the
State of New York. The Partnership shall continue until the
first to occur of the following: (1) September 30, 2025; (2)
receipt by the general partner of an election to dissolve the
Partnership at a specified time by limited partners owning more than 50% of the Units of Limited Partnership Interest ("Units")
then outstanding, notice of which is sent by registered mail to the general partner not less than 90 days prior to the effective date of such dissolution; (3) withdrawal, insolvency, or
dissolution of the general partner, unless a new general
partner is elected by the limited partners pursuant to the
Limited Partnership Agreement of the Partnership ("Limited
Partnership Agreement?); (4) a decline in the Net Asset Value of a Unit (as defined in the Limited Partnership Agreement) to
       less than 25% of the initial Net Asset Value of such
Unit (before deducting expenses of the initial offering); (5) a decline in the Partnership's aggregate Net Assets (as defined in the Limited Partnership Agreement) to or below $250,000; (6) a determination by the general partner that the net assets of the Partnership in relation to the operating expenses of the
Partnership make it unreasonable or imprudent to continue the business of the Partnership; or (7) the occurrence of any event which shall make it unlawful for the existence of the
Partnership to be continued.
             VI.	The amount of cash and a description of and the
agreed value of the other property contributed by each limited partner are as follows:
             Kenneth G. Tropin has contributed $l,OOO in cash to the capital of the Partnership. Said limited partner has contributed no other property to the Partnership. In exchange for such
contribution, said limited partner has received one Unit of
Limited Partnership Interest.
             VII.	There are no additional contributions agreed to
be made by any limited partner.
             VIII.	No time has been agreed upon for the return of
the contribution of any limited partner except as follows:
              (1)	The contribution of each limited partner shall be
returned upon the termination of the Partnership as provided in
Article V of this Certificate.
              (2)	A limited partner (or any assignee thereof) may
withdraw all or part of his unredeemed capital contribution and undistributed profits, if any, by requiring the Partnership to



       redeem all or part of his Units at the Net Asset Value thereof, reduced as described below (such withdrawal being herein referred to as "redemption"); provided, that: (i) no redemption may be made of fractions of Units, except that fractions of Units may be redeemed if a Limited Partner is redeeming his entire interest in the Partnership or any permitted dollar amount of his investment; (ii) the general partner shall have received from such limited partner (or any assignee thereof), at least ten days prior to the effective date of redemption, a request for redemption in the form attached to the Limited Partnership Agreement (or any other form which may be approved by the general partner); (iii) the effective date of redemption shall be at least six months after the limited partner's investment in the Partnership or such earlier date as may be permitted by the general partner; and (iv) all liabilities, contingent or otherwise, of the Partnership
(except any liability to partners on account of their capital contributions) have been paid or there remains property of the Partnership sufficient to pay them. Redemption shall be effective as of the last business day of the first month ending after a request for redemption in proper form has been received by the general partner ("Redemption Date"). Upon redemption, a limited partner (or any assignee thereof) shall receive from the Partnership for each Unit redeemed an amount equal to the Net Asset Value of a Unit as of the end of the Redemption Date, less any amount owing by such limited partner (and his assignee, if any) to the Partnership pursuant to the Limited Partnership


       Agreement. If redemption is requested by an assignee, all amounts which the limited partner to whom such Unit was sold owes to the Partnership pursuant to the Limited Partnership Agreement as well as all amounts owed by all assignees of such Unit shall be deducted from the Net Asset Value of such Unit upon redemption. The Partnership shall endeavor to pay redemptions within 10, and in no event later than 20, business days after the Redemption Date, except that, under special circumstances, including, but not limited to, the inability on the part of the Partnership to liquidate commodity positions as of such time or default or delay in payments due the Partnership from commodity brokers, banks, or other persons, the Partnership may delay payment to limited partners requesting redemption of Units of the proportionate part of the Net
Asset Value of the Units represented by the sums which are the subject of such default or delay.
           IX. The share of the profits or the other compensation by way of income which each limited partner shall receive by reason of his contribution is as follows:
           Each limited partner of the Partnership shall share pro rata in the profits of the Partnership in the ratio that the capital account of such limited partner bears to the capital accounts of all partners (general and limited) of the Partnership.
           The general partner shall have sole discretion in determining what distributions (other than on redemption of Units as provided in Article VIII of this Certificate), if any, the


       Partnership shall make to the partners. All distributions shall be pro rata in accordance with the respective capital
accounts of the partners. No limited partner shall be
entitled to any salary, draw or other compensation from the
Partnership on account of his investment in the Partnership.
           X.	A limited partner shall have the right to
constitute an assignee as substituted limited partner only with the written consent of the general partner.
           XI.	The general partner shall have the right, at its
option and from time to time, to admit additional limited
partners by the issuance and sale to them of Units of Limited
Partnership Interest pursuant to a public offering of Units to be made by the Partnership and at a price per Unit not less than the Net Asset Value of a Unit. In addition, the general
partner shall have the right, at its option and from time to time, to admit any assignee of Units as a substituted limited partner.
           XII.	No limited partner shall have priority over any
other limited partner as to contributions or as to compensation by way of income.
            XIII.	No right is given to a remaining general partner
or partners to continue the business of the Partnership on the death, retirement, insanity, insolvency, bankruptcy or dissolution of a general partner. The Partnership shall terminate and be dissolved upon the withdrawal, insolvency, bankruptcy or dissolution of the general partner (unless the limited partners thereafter shall elect a successor general partner pursuant to



       the Limited Partnership Agreement). The general
partner shall not withdraw from the Partnership without giving limited partners 90 days prior written notice.
           XIV. No limited partner shall have the right to demand and receive property other than cash in return for his contribution.
           IN WITNESS WHEREOF, this Certificate of Limited Partnership of DWR Cornerstone Fund II has been duly executed and acknowledged by the general partner and the limited partner as of the 7th day of December, 1983.


CORPORATION
General Partner:
DEMETER MA
A
By:
Lewis


Limited Partner:

_________________


Kenneth G. Tropin

STATE OF NEW YORK    )
?
COUNTY OF NEW YORK   )



ss. :


         On this 7 day of December, 1983r before me personally came Lewis A. Jacobson, to me known, who, being by me duly sworn, did depose and say that he resides at 16
West Hill Lane, Stamford, Conn., 06902; that he is a Director of Demeter Management Corporation, one of the parties described in and which executed the foregoing Certificate of Limited Partnership of DWR Cornerstone Fund II as General Partner thereof; and that he signed his name thereto by order of the Board of Directors of said corporation and he acknowledged to me that he executed the same.


[Notarial  Seal)


Notary Public

ALICE FELICIA POTEAT






STATE   OF   NEW   YORK        )
                             ?
 COUNTY   OF   NEW   YORK     )


ss.:






            On this 7 day of December, 1983, before me personally came Kenneth G. Tropin, to me known, who, being by me duly sworn, did depose and say that he resides at 427
Pinebrook Boulevard, New Rochelle, New York 10804; that he is one of the parties who executed the foregoing Certificate of Limited Partnership of DWR Cornerstone Fund II as Limited Partner thereof; and he acknowledged to me that he executed the same.


          (Notarial Seal


Notary Public































































ALICE
FELICIA
POTEA
T
Notary
Public,
State of
New
York
No. 03-
4781748
Qualified
in Bronx
County
Certificat
e filed in
New York
County
Expires
March
30,19.